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                             ERLY INDUSTRIES INC.
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               (Name of Registrant as Specified In Its Charter)

                               THE POWELL GROUP
                      FARMERS RICE MILLING COMPANY, INC.
                               NANETTE N. KELLEY
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   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


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                                                           FOR IMMEDIATE RELEASE


                                                                Company Contact:
                                                               Nanette N. Kelley
                                                                       President
                                                                  (504) 922-4540

                              INSTITUTIONAL SHAREHOLDER SERVICES RECOMMENDS ERLY
                            INDUSTRIES INC. (NASDAQ) SHAREHOLDERS VOTE "AGAINST"
                                  MANAGEMENT'S PROPOSALS TO ELIMINATE CUMULATIVE
                                      VOTING AND RIGHT TO ACT BY WRITTEN CONSENT


                             Describes ERLY's Financial Position As "Precarious"
                             ---------------------------------------------------


          BATON ROUGE, LOUISIANA, October 14, 1997 . . . The Powell Group, its wholly owned subsidiary Farmers Rice Milling Company and The Powell Group President Nanette N. Kelley, who together own approximately 3.6% of the common shares of ERLY INDUSTRIES INC. (NASDAQ:ERLY), Los Angeles, announced today that Institutional Shareholder Services (ISS), an independent advisor to institutional shareholders, has recommended in its October 7, 1997 report that ERLY shareholders vote "AGAINST" ERLY's proposals to prohibit cumulative voting and to eliminate the ability of shareholders to act by written consent.

          ISS said it recommends a vote "AGAINST" management's proposal to eliminate cumulative voting because "cumulative voting encourages management to maximize share value by making it easier for a would-be acquirer to gain board representation. Cumulative voting also guarantees that shareholders with a significant stake in the company are assured a voice on the board."

          The ISS report also noted that The Powell Group holds less than 4.0 percent of ERLY's common stock: "In order to elect one dissident director to the board... Ms. Kelley would need to garner the support of holders of a sizable percentage of the company's noninsider-owned equity, considering that current officers and directors of the company own almost 40% of the outstanding common stock. In such an event, we believe that Ms. Kelley, or whomever the nominee may be, would deserve to have a seat on the board."

          "We are pleased that ISS agrees with us on the important issue of cumulative voting. We believe that ERLY's board of directors is seeking to strip shareholders of their basic rights and, in so doing, entrench itself. ERLY shareholders must act decisively to defeat this proposal," Kelley explained.

           In recommending a vote "AGAINST" ERLY's proposal to eliminate or restrict shareholders' right to act by written consent, ISS said that "without the right to act by written consent, shareholders may not be able to remove directors or initiate a shareholder resolution without having to wait for the next

                                    (more)

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ISS RECOMMENDS ERLY SHAREHOLDERS VOTE AGAINST PROPOSALS
October 14, 1997
Page Two


scheduled meeting. Annual and special meetings of shareholders are expensive. Thus, unnecessary costs can be avoided if written consent ballots are sent to shareholders to vote on unusual business matters that require their immediate attention."

          Kelley added that ERLY shareholders should also note ISS's description of ERLY's financial position, which concludes that "ERLY is in a precarious financial position due to significant leverage. If the company's operating performance worsens over the near term, the company could have trouble meeting its debt payments. ERLY's present management has made some decisions which may have contributed to this situation, and the Powell Group has raised some valid concerns about the company."

          "We believe that ERLY shareholders would best be served by electing our nominees, who have a comprehensive plan to solve ERLY's problems of cash, capital and confidence and who are dedicated to maximizing the value for all ERLY shareholders. ERLY shareholders also should take immediate action to vote `AGAINST' ERLY's two proposals to eliminate cumulative voting and the ability of shareholders to act by written consent, both of which fly in the face of good corporate governance practices. Time is short, and shareholders should vote promptly on ERLY's BLUE PROXY," Kelley said.

          The Powell Group also responded to criticism regarding its statement in an earlier communication that the ERLY management team had "breached its fiduciary duty to shareholders." Kelley said, "The Powell Group's statement is consistent with the allegations that have been made in the pending shareholder derivative lawsuit and was based on the fact that, as a result of a civil jury verdict in Texas, ERLY and American Rice may be subject to millions of dollars of damages arising out of the Murphy's personal real estate transactions. Although our prior statement was based upon our belief and our interpretation of the facts surrounding the Texas verdict, the Texas case did not address fiduciary duty issues. Shareholders should draw their own conclusions as to whether it is acceptable for directors of a company to involve the company in the personal finances of management and whether that constitutes a breach of fiduciary duties."

          A privately-held holding company based in Baton Rouge, Louisiana, The Powell Group has interests in rice farming, rice milling and storage, rice hull-to-electricity generation, radio broadcasting, commercial and residential real estate development and construction, travel management services and timber.


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